Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “LL SERVICES INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF NOVEMBER, A.D. 2009, AT 5:13 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W Bullock
4753488 8100 091017963	Jeffrey W Bullock, Secretary of State AUTHENTICATION: 7642200
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 11-16-09

State of Delaware Secretary of State Division of Corporations Delivered 05:25 PM 11/13/2009 FILED 05:13 PM 11/13/2009 SRV 091017963 - 4753488 FILE

CERTIFICATE OF INCORPORATION

OF

LL SERVICES INC.

ARTICLE ONE

The name of the corporation is LL Services Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is One Thousand Shares (1,000), all of which shall be shares of Common Stock, with a par value of One Cent ($0.01) per share.

ARTICLE FIVE

The name and mailing address of the incorporator is as follows:

Name	Address
David N. Britsch	c/o Kirkland & Ellis LLP 153 E. 53rd Street, 39th Floor New York, NY 10022

ARTICLE SIX

The directors shall have the power to adopt, amend or repeal By-Laws, except as may be otherwise be provided in the By-Laws.

ARTICLE SEVEN

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

I, the undersigned, being the sole incorporated hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of November, 2009.

By:	/s/ David N. Britsch
David N. Britsch, Sole Incorporator